UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

DANA HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Withdrawal of Director Nominee

In connection with the Definitive Proxy Statement furnished by Dana Holding Corporation (Dana) for its Annual Shareholders Meeting to be held on April 21, 2009, Richard A. Gephardt informed the Nominating and Corporate Governance Committee of the Board of Directors of Dana on March 25, 2009 of his decision to resign immediately as a Director of Dana and to withdraw as a nominee for Director at the upcoming Annual Meeting of Shareholders to be held on April 21, 2009.

The Board of Directors will not be in a position to present a replacement nominee at the 2009 Annual Meeting of Shareholders. The Board of Directors intends to fill this position thereafter once an appropriate candidate has been identified. Other than Mr. Gephardt, the nominees named in Dana’s Definitive Proxy Statement will stand for election at the 2009 Annual Meeting of Shareholders. Any votes that are submitted with instructions to vote for all of the Board’s nominees will be voted only for the five remaining nominees, as named in Dana’s Definitive Proxy Statement dated March 19, 2009.

A copy of this Amended Form 14A is available on our website at www.dana.com/2009proxy.

Marc S. Levin
Senior Vice President, General Counsel and Secretary

March 27, 2009